Exhibit 7

                    SIMMONDS COMMUNICATIONS LTD.
                    1050-5255 Yonge Street
                   Willowdale, Ontario  M2N 6P4


                                      April 10, 1995

TO:       Extra Clearing B.V.            Davies, Ward & Beck
          Papenbroekssteeg 2             1 First Canadian Place
          Amsterdam, 1012NW              44th Floor
          Netherlands                    Toronto, Ontario M5X 1B1


          The R-M Trust Company
          393 University Avenue
          5th Floor
          Toronto, Ontario  M5G 1E6

Dear Sirs:

               Re:  Intek Diversified Corporation ("Intek")

          As you are aware, we have executed and delivered:

1. an option agreement (the "Option Agreement"), dated as of March 31, 1995 in favour of Extra Clearing B.V. ("EC") in respect of 890,000 shares of common stock of Intek;

2. a pledge agreement (the "Pledge Agreement"), made as of the 31st day of March, 1995 between EC, The R-M Trust Company ("R-M Trust") and us, pursuant to which we agreed to pledge 890,000 shares of common stock of Intek (the "Share Collateral") to EC pursuant to the terms thereof; and

3. an escrow agreement (the "Escrow Agreement"), dated as of the 31st day of March, 1995 between Davies, Ward & Beck
("DWB"), EC and us concerning the holding by DWB of U.S. $890,000 payable to us pursuant to the Option Agreement.

          Further to our recent discussions, this letter agreement sets forth certain amendments to the Pledge Agreement and the Escrow Agreement to which you and we have agreed.

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Defined terms used in this letter agreement, which are not
otherwise defined herein, shall have the meanings ascribed thereto in the Option Agreement, the Pledge Agreement or the Escrow Agreement, as applicable.

          By executing this letter each of us acknowledges that the undersigned has caused to be delivered to DWB facsimile copies of letters and/or releases which satisfy the requirements of paragraph (iii) on page 1 of the Escrow Agreement. The undersigned hereby agrees to provide to DWB the originals of such letters and releases within five business days of the date hereof.

          By executing this letter each of us further acknowledges and agrees that, despite the requirements of the Escrow Agreement, DWB shall release to the undersigned the Funds upon delivery to DWB by the undersigned of share certificates evidencing 900,000 shares of common stock in the capital of Intek, duly endorsed in blank for transfer, with signatures guaranteed by a Canadian chartered bank. DWB shall then forward such certificates to R-M Trust to be held pursuant to the terms of the Pledge Agreement. It shall not be a condition to the release of the Funds that the undersigned deliver to DWB the certificate annexed as Schedule A to the Escrow Agreement.

          In view of the fact that 200,000 of the 900,000 shares of common stock of Intek to be delivered to DWB to obtain the release of the Funds do not represent freely tradeable shares (as required by the Escrow Agreement and the Pledge Agreement) and in view of the fact that such 900,000 shares exceed by 10,000 the number of shares required to be delivered by the undersigned pursuant to the Escrow Agreement and the Pledge Agreement, each of us further agrees as follows:

     (i) as soon as possible, the undersigned shall deliver to R-M Trust share certificates evidencing 200,000 Freely Tradeable Shares, duly endorsed in blank for transfer, with signatures guaranteed by a Canadian chartered bank, and, concurrently therewith, R-M Trust shall release to the undersigned share certificates evidencing 200,000 shares of restricted common stock of Intek then held by R-M Trust;
          and

    (ii) as soon as possible, R-M Trust, with the assistance of the undersigned, if required, shall deliver a share certificate evidencing 100,000 shares of restricted common stock of Intek to Intek's registrar and transfer agent, in exchange for certificates evidencing 90,000 and 10,000 shares of common stock of Intek, and, upon receipt thereof, the undersigned shall cause the certificate evidencing 90,000 shares of common stock to
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          be duly endorsed in blank for transfer with
          signatures guaranteed by a Canadian chartered bank, and R-M Trust shall release to the undersigned the share certificate evidencing 10,000 shares of restricted common stock of Intek.

          Following the delivery and release of share certificates as described above, R-M Trust shall be holding as collateral agent on behalf of EC share certificates evidencing 200,000 Freely Tradeable Shares and 690,000 shares of restricted common stock of Intek and the requirements of section 3.1 of the Pledge Agreement shall be deemed to be satisfied. Until such time, provided that the undersigned is attempting to deliver such share certificates described above as soon as possible, there shall be no Event of Default under the Pledge Agreement relating to section 3.1 of the Pledge Agreement.

          Without detracting from the obligation of the undersigned to obtain and deliver certificates evidencing 200,000 Freely Tradeable Shares as described in (i) above, prior to the delivery of share certificates evidencing any or all of the 200,000 Freely Tradeable Shares pursuant to the Pledge Agreement, as amended, EC may exercise all or part of the Option in accordance with the Option Agreement, as amended, provided that if it exercises the Option in respect of more than 690,000 shares of restricted common stock of Intek prior to delivery of share certificates evidencing the 200,000 Freely Tradeable Shares, we will only be obligated to deliver to R-M Trust thereafter share certificates evidencing that number of 200,000 Freely Tradeable Shares equal to 200,000 minus the number of restricted common shares of Intek in respect of which the Option was exercised in excess of 690,000.

          EC represents and warrants that it has not assigned, in whole or in part, the Option Agreement, the Pledge Agreement or any of its rights or obligations thereunder.

          This letter agreement shall be governed by the laws of the Province of Ontario and you and we attorn to the jurisdiction of the Courts of Province of Ontario.

          This letter agreement may be executed in multiple counterparts, each of which shall be deemed to be an original agreement, and all of which shall constitute one agreement.

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          We would ask that you signify your acceptance of the
foregoing by executing this letter agreement where indicated below.

                           Yours very truly,

                           SIMMONDS COMMUNICATIONS LTD.


                           By:_______________________________


          The foregoing is accepted and agreed to as of this day of April, 1995.


                           EXTRA CLEARING B.V.


                           By:_________________________________



          The foregoing is accepted and agreed to as of this day of April, 1995.


                           THE R-M TRUST COMPANY


                           By:_________________________________

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          The foregoing is accepted and agreed to as of this 11th
day of April, 1995.


                          DAVIES, WARD & BECK



                          By:__________________________

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